Exhibit 10.14

Dated	22 December 2021

Royal Caribbean Cruises Ltd.		(1)
(the Borrower)

KfW IPEX-Bank GmbH		(2)
(the Facility Agent)

KfW IPEX-Bank GmbH		(3)
(the Hermes Agent)

BNP Paribas Fortis SA/NV		(4)
(the Finnvera Agent)

The banks and financial institutions listed in Schedule 1		(5)
(the Mandated Lead Arrangers)

The banks and financial institutions listed in Schedule 1		(6)
(the Lenders)

Amendment No. 4 in connection with
the Credit Agreement in respect of
“ICON 2” – Hull 1401

Contents

Clause		Page

1	Interpretation and definitions	1

2	Amendment of the Existing Credit Agreement	2

3	Conditions of effectiveness of Amended Credit Agreement	2

4	Representations, Warranties and Undertakings	4

5	Incorporation of Terms	5

6	Fees, Costs and Expenses	6

7	Counterparts	6

8	Governing Law	6

Schedule 1 Finance Parties	7

Schedule 2 Form of Amendment Effective Date confirmation – Hull 1401	8

Schedule 3 Amendments to the Existing Credit Agreement	9

Schedule 4 Form of Guarantor Confirmation Certificate	15

THIS AMENDMENT NO. 4 (this Amendment) is dated 22 December 2021 and made BETWEEN:

(1)	Royal Caribbean Cruises Ltd. (a corporation organised and existing under the laws of the Republic of Liberia) (the Borrower);

(2)	KfW IPEX-Bank GmbH as facility agent (the Facility Agent);

(3)	KfW IPEX-Bank GmbH as Hermes agent (the Hermes Agent);

(4)	BNP Paribas Fortis SA/NV as Finnvera Agent (the Finnvera Agent);

(5)	The banks and financial institutions listed in Schedule 1 as initial mandated lead arranger, other mandated lead arrangers or lead arrangers (the Mandated Lead Arrangers); and

(6)	The banks and financial institutions listed in Schedule 1 as lenders (the Lenders).

WHEREAS:

(A)	The Borrower, the Facility Agent, the Hermes Agent, the Finnvera Agent, the Mandated Lead Arrangers and the Lenders are parties to a credit agreement, dated 11 October 2017, as amended and restated on 3 July 2018, as further amended by a financial covenant waiver extension consent letter dated 31 July 2020 and as further amended and restated on 15 February 2021 (together, the Existing Credit Agreement), in respect of the vessel bearing Builder’s ICON 2 hull number 1401 (the Vessel) whereby it was agreed that the Lenders would make available to the Borrower, upon the terms and conditions therein, a US dollar loan facility (the Facility) calculated on the amount equal to the sum of (a) up to eighty per cent (80%) of the Contract Price (as defined in the Existing Credit Agreement) of the Vessel but which Contract Price will not exceed EUR1,650,000,000 (b) 100% of the Finnvera Premium and, if applicable, the Finnvera Balancing Premium (in each case as defined therein) and (c) 100% of the Hermes Fee (as defined therein).

(B)	Pursuant to a consent request letter dated 8 December 2021, the Borrower has requested that the Existing Credit Agreement be amended on the basis set out in this Amendment to reflect certain amendments to the financial covenants set out in Section 7.2.4 of the Existing Credit Agreement.

(C)	In connection with the arrangements referred to in Recital (B) above, the Parties wish to amend the Existing Credit Agreement on the basis set out in this Amendment.

NOW IT IS AGREED as follows:

1	Interpretation and definitions

1.1	Definitions in the Existing Credit Agreement

(a)	Unless the context otherwise requires or unless otherwise defined in this Amendment, words and expressions defined in the Existing Credit Agreement shall have the same meanings when used in this Amendment.

(b)	The principles of construction set out in the Existing Credit Agreement shall have effect as if set out in this Amendment.

1.2	Definitions

In this Amendment:

Amended Credit Agreement means the Existing Credit Agreement as amended in accordance with this Amendment.

Amendment Effective Date has the meaning set forth in clause 3.

Fee Letter means any letter between the Facility Agent and the Borrower setting out the fees payable in connection with this Amendment.

Finance Parties means the Facility Agent, the Hermes Agent, the Finnvera Agent, the Mandated Lead Arrangers and the Lenders.

Party means each of the parties to this Amendment.

1.3	Third party rights

Other than Finnvera in respect of the rights of Finnvera under the Loan Documents, unless expressly provided to the contrary in a Loan Document, no term of this Amendment is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party.

1.4	Designation

Each of the Parties designates this Amendment as a Loan Document.

2	Amendment of the Existing Credit Agreement

In consideration of the mutual covenants in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that, subject to the satisfaction of the conditions precedent set forth in clause 3.1, the Existing Credit Agreement shall, with effect on and from the Amendment Effective Date, be (and it is hereby) amended in accordance with the amendments set out in Schedule 3

2.1	in accordance with the amendments set out in Schedule 3 and (as so amended) will continue to be binding upon each of the Borrower and the Finance Parties in accordance with its terms as so amended.

3	Conditions of effectiveness of Amended Credit Agreement

3.1	The Amended Credit Agreement shall become effective in accordance with the terms of this Amendment on the date (the Amendment Effective Date) upon which each of the following conditions has been satisfied to the reasonable satisfaction of the Facility Agent:

(a)	the Facility Agent shall have received from the Borrower:

(i)	a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Amendment and as to the truth and completeness of the attached resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Amendment, and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and

(ii)	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower;

(b)	the Facility Agent shall have received from each Guarantor a certificate (substantially in the form set out in Schedule 4), signed by a duly authorised officer of that Guarantor:

(i)	confirming that:

(A)	the relevant Guarantor acknowledges the amendments to the Existing Credit Agreement contained in this Amendment;

(B)	the relevant Guarantee and each other Loan Document to which that Guarantor is a party shall remain and continue in full force and effect notwithstanding the amendment of the Existing Credit Agreement pursuant to this Amendment;

(C)	the relevant Guarantee shall extend to any new obligations assumed by the Borrower under the Amended Credit Agreement; and

(D)	continuing to guarantee the amended obligations of the Borrower does not cause any borrowing, guaranteeing or similar limit binding on the relevant Guarantor to be exceeded; and

(ii)	evidencing the authority of the relevant officer to execute that certificate and to provide the confirmations referred to in paragraph (i) above,

together with such evidence from legal counsel to the Facility Agent as the Lenders may require as to the continued effectiveness of the Guarantees relative to the arrangements contemplated by this Amendment;

(c)	the Facility Agent shall have received a duly executed copy of each Fee Letter;

(d)	the Facility Agent shall have received evidence that all invoiced expenses of the Facility Agent, Finnvera and FEC (including the agreed fees and expenses of counsel to the Facility Agent, Finnvera and FEC) required to be paid by the Borrower pursuant to clause 6 below, and all other documented fees and expenses that the Borrower has otherwise agreed in writing to pay to the Facility Agent, have been paid or will be paid promptly upon being demanded;

(e)	the Facility Agent shall have received opinions, addressed to the Facility Agent (and capable of being relied upon by each Lender) from:

(i)	Watson Farley & Williams LLP, counsel to the Borrower, as to matters of Liberian law (and being issued in substantially the same form as the corresponding Liberian legal opinion issued in respect of Amendment Number Three);

(ii)	Stephenson Harwood LLP, counsel to the Facility Agent as to matters of English law (and being issued in substantially the same form as the corresponding English legal opinion issued in respect of Amendment Number Three); and

(iii)	Asianajotoimisto DLA Piper Finland Oy, counsel to the Facility Agent as to matters of Finnish law,

or, where applicable, a written approval in principle (which can be given by email) by any of the above counsel of the arrangements contemplated by this Amendment and a confirmation that a formal opinion will follow promptly after the Amendment Effective Date;

(f)	the Facility Agent shall have received a final approval from each of Hermes and Finnvera in respect of the arrangements contemplated by this Amendment in a form and substance satisfactory to the Lenders;

(g)	the representations and warranties set out in clause 4 are true and correct in all material respects (except for such representations and warranties that are qualified by materiality or non-existence of a Material Adverse Effect (which shall be accurate in all respects)) as of the Amendment Effective Date;

(h)	no Event of Default or Prepayment Event shall have occurred and be continuing or would result from the amendment of the Existing Credit Agreement pursuant to this Amendment;

(i)	the Borrower shall, as required pursuant to clause 5, have provided a letter to the Facility Agent which confirms that RCL Cruises Ltd. has accepted its appointment as process agent in respect of this Amendment; and

(j)	the Facility Agent shall have received an executed copy of the amendment agreement relevant to this Amendment to the Finnvera Guarantee, entered into between Finnvera, the Guarantee Holder and FEC.

3.2	The Facility Agent shall notify the Lenders and the Borrower of the Amendment Effective Date by way of a confirmation in the form set out in Schedule 2 and such confirmation shall be conclusive and binding.

4	Representations, Warranties and Undertakings

(a)	Each of the representations and warranties in:

(i)	Article VI of the Amended Credit Agreement (excluding Section 6.10 of the Amended Credit Agreement); and

(ii)	clause 4(b) of Amendment Number Two,

are deemed to be made by the Borrower on the date of this Amendment and the Amendment Effective Date, in each case as if reference to the Loan Documents in each such representation and warranty was a reference to this Amendment, each officer certificate referred in clause 3.1(b), and as if the Amended Credit Agreement was effective at the time of each such repetition.

(b)	In addition to the representations and warranties referred to in paragraph (a) above, the Borrower:

(i)	represents and warrants to the Facility Agent and each Lender that:

(A)	if and to the extent any of the Borrower’s Bank Indebtedness include a fixed charge coverage ratio and/or net debt to capitalisation ratio commitment, such fixed charge coverage ratio and/or net debt to capitalisation ratio commitment (and their definitions) are substantially aligned with the Fixed Charge Coverage Ratio and the Net Debt to Capitalisation Ratio respectively (and their definitions) ignoring for this purpose, if applicable, any differences in their definitions which the Borrower in good faith considers immaterial in giving this representation and any differences arising from the application of differing governing laws applicable to any such Bank Indebtedness;

(B)	none of the agreements in respect of the Borrower’s Bank Indebtedness include a minimum Stockholders’ Equity covenant of the type referred to in Section 7.2.4 of the Existing Credit Agreement; and

(C)	the minimum liquidity covenant set out in Section 7.2.4(C) of the Amended Credit Agreement applies for a greater length of time than any minimum liquidity covenant contained in the Borrower’s Bank Indebtedness and for as long as the minimum liquidity covenant contained in the Borrower’s Bank Indebtedness does apply, it applies the same, or lower, than the minimum required level as the Adjustable Amount required under Section 7.2.4(C) of the Amended Credit Agreement; and

(ii)	represents and warrants to the Facility Agent and each Lender that the Borrower is negotiating amendments to each other ECA Financing which shall, upon entry into of the relevant amendment agreement in respect of that ECA Financing, contain amendments that will be consistent with, and on the same substantive terms as, the amendments to be contained in the Amended Credit Agreement; and

(iii)	covenants and undertakes with the Facility Agent that, in relation to each amendment agreement to the finance documents in respect of each other ECA Financing containing the amendments referred to in paragraph (i) above, it will liaise with counsel to the facility agent under each such other ECA Financing to sign and lodge counterparts of such amendment agreements on the understanding that they will become effective at or around the same time as the Amendment Effective Date or, provided that all such amendment agreements shall take effect no later than 31 December 2021, promptly after the Amendment Effective Date.

5	Incorporation of Terms

The provisions of Section 11.2 (Notices), Section 11.6 (Severability) and Subsections 11.18.2 (Jurisdiction), 11.18.3 (Alternative Jurisdiction) and 11.18.4 (Service of Process) of the Existing Credit Agreement shall be incorporated into this Amendment as if set out in full in this Amendment and as if references in those sections to “this Agreement” were references to this Amendment and references to each Party are references to each Party to this Amendment.

6	Fees, Costs and Expenses

6.1	The Borrower shall pay to the Facility Agent (for its own account and for the account of the Lenders (as applicable)) the fees in the amounts and at the times agreed in the Fee Letters.

6.2	The payment of the above fees shall be made free and clear of any deduction, restriction or withholding and in immediately available freely transferable cleared funds to such account(s) as the Facility Agent shall notify the Borrower of in advance or, where applicable, in the relevant Fee Letter.

6.3	The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of:

(a)	the Facility Agent, Finnvera and FEC in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the documents to be delivered hereunder or thereunder; and

(b)	FEC and Finnvera and any Lender in connection with the preparation, execution, delivery and administration, modification and amendment of any security or other documents executed or to be executed and delivered as a consequence of the parties entering into this Amendment and any other documents to be delivered under this Amendment,

(including the reasonable and documented fees and expenses of counsel for the Facility Agent, FEC and Finnvera with respect hereto and thereto as agreed with the Facility Agent, FEC and Finnvera) in accordance with the terms of Section 11.3 (Payment of Costs and Expenses) of the Existing Credit Agreement and as if references in that section to the Facility Agent are references to the Facility Agent, FEC and Finnvera.

7	Counterparts

This Amendment may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument. The Parties acknowledge and agree that they may execute this Amendment and any variation or amendment to the same, by electronic instrument. The Parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this Amendment shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Amendment, and evidencing the Parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the Parties authorise each other to conduct the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

8	Governing Law

This Amendment, and all non-contractual obligations arising in connection with it, shall be governed by and construed in accordance with English law.

The Parties have executed this Amendment the day and year first before written.

Schedule 1
Finance Parties

Facility Agent

KfW IPEX-Bank GmbH

Hermes Agent

KfW IPEX-Bank GmbH

Finnvera Agent

BNP Paribas Fortis SA/NV

Initial Mandated Lead Arranger

KfW IPEX-Bank GmbH

Other Mandated Lead Arrangers

BNP Paribas Fortis SA/NV

HSBC Bank plc

HSBC Bank USA, National Association

Commerzbank AG, New York Branch

Banco Santander, S.A.

Lead Arrangers

Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland

Bayerische Landesbank, New York Branch

DZ BANK AG, New York Branch

JPMorgan Chase Bank, N.A., London Branch

SMBC Bank International plc

Lenders

Finnish Export Credit Ltd

KfW IPEX - Bank GmbH

BNP Paribas Fortis SA/NV

HSBC Bank plc

HSBC Bank USA, National Association

Commerzbank AG, New York Branch

Banco Santander, S.A.

Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland

Bayerische Landesbank, New York Branch

DZ BANK AG, New York Branch

JPMorgan Chase Bank, N.A., London Branch

SMBC Bank International plc

Schedule 2
Form of Amendment Effective Date confirmation – Hull 1401

To:	Royal Caribbean Cruises Ltd.

To:	BNP Paribas Fortis SA/NV

“ICON 2” (Hull 1401)

We, KfW IPEX-Bank GmbH, refer to amendment no. 4 dated [●] 2021 (the Amendment) relating to a credit agreement dated as of 11 October 2017 (as previously amended, supplemented and/or restated from time to time) (the Credit Agreement) made between (among others) the above named Royal Caribbean Cruises Ltd. as the Borrower, the financial institutions listed in it as the Lenders and ourselves as the Hermes Agent and the Facility Agent and BNP Paribas Fortis SA/NV as the Finnvera Agent in respect of a loan to the Borrower from the Lenders of up to the US Dollar Maximum Loan Amount (as defined in the Credit Agreement).

We hereby confirm that all conditions precedent referred to in clause 3.1 of the Amendment have been satisfied. In accordance with clause 3 of the Amendment, the Amendment Effective Date is the date of this confirmation and the amendment of the Credit Agreement in accordance with the Amendment is now effective.

Dated:	2021

Signed:

For and on behalf of
KfW IPEX-Bank GmbH
(as Facility Agent)

Schedule 3
Amendments to the Existing Credit Agreement

It is acknowledged and agreed that, with effect from the Amendment Effective Date, the Existing Credit Agreement shall be amended as follows:

1	the following new definitions shall be inserted into Section 1.1 (Defined Terms) of Article 1 (Definitions and accounting terms) in alphabetical order to read:

“2023 Converted Debt” means the aggregate amount of debt securities issued by the Borrower pursuant to the 2023 Convertible Notes Indenture which are, in accordance with the provisions of the said 2023 Convertible Notes Indenture, converted, or to be converted, into equity securities of the Borrower on the 2023 Maturity Date.”

“2023 Convertible Notes Indenture” means that certain Indenture, dated as of June 9, 2020 (as amended, supplemented, extended, refinanced, replaced and/or otherwise modified from time to time), in respect of the $1,150,000,000 4.250% convertible senior notes due 2023, by and among the Borrower as issuer and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee.”

“2023 Maturity Date” has the meaning given to the term Maturity Date in the 2023 Convertible Notes Indenture (and being June 15, 2023).”

“Annualised Net Cash from Operating Activities” means, with respect to any calculation of net cash from operating activities for any period:

(a)	in the case of the period of four consecutive Fiscal Quarters ending with the first Fiscal Quarter ending after the last day of the Fiscal Quarter ending on September 30, 2022, the product of (A) net cash from operating activities for such first Fiscal Quarter and (B) four;

(b)	in the case of the period of four consecutive Fiscal Quarters ending with the second Fiscal Quarter ending after the last day of the Fiscal Quarter ending on September 30, 2022, the product of (i) the sum of net cash from operating activities for such second Fiscal Quarter and the immediately preceding Fiscal Quarter and (ii) two; and

(c)	in the case of the period of four consecutive Fiscal Quarters ending with the third Fiscal Quarter ending after the last day of the Fiscal Quarter ending on September 30, 2022, the product of (i) the sum of net cash from operating activities for such third Fiscal Quarter and the two immediately preceding Fiscal Quarters and (ii) four-thirds, in each case determined in accordance with GAAP as shown in the Borrower's consolidated statements of cash flows for such period.”

2	the definition of “Covenant Modification Date” in Section 1.1 (Defined Terms) of Article 1 (Definitions and accounting terms) shall be deleted in its entirety.

3	the definition of “Fixed Charge Coverage Ratio” in Section 1.1 (Defined Terms) of Article 1 (Definitions and accounting terms) shall be deleted in its entirety and replaced as follows to read:

“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

a)

(i)	save as provided in a) ii) below, net cash from operating activities (determined in accordance with GAAP) for such period; or

(ii)	in the case of the end of each of the first three Fiscal Quarters ending after the last day of the Fiscal Quarter ending on September 30, 2022, the Annualised Net Cash from Operating Activities for such relevant Fiscal Quarter, to;

b) the sum of:

(i)	dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus

(ii)	scheduled cash payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalised Lease Liabilities) of the Borrower and its Subsidiaries for such period.”

4	the definition of “Stockholders' Equity” in Section 1.1 (Defined Terms) of Article 1 (Definitions and accounting terms) shall be deleted in its entirety and replaced as follows to read:

“Stockholders' Equity” means, as at any date, the Borrower's stockholders' equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP and which shall, for the purposes of determining the level of Stockholders' Equity for the purposes of assessing compliance with the financial covenant contained in Section 7.2.4.c.:

1)	for the Fiscal Quarter ended March 31, 2023, also include the 2023 Converted Debt in the amount of $1,150,000,000 as reduced by (i) the value of the 2023 Converted Debt that the Borrower has elected to settle in cash (rather than equity) in accordance with section 14.02 of the 2023 Convertible Notes Indenture and (ii) the value of any new equity the Borrower issues in order to settle in equity that 2023 Converted Debt obligation; and

2)	for the avoidance of doubt, when calculating the Stockholders’ Equity for the purposes of determining the Borrower’s compliance with the financial covenant in Section 7.2.4.c.:

A.	for all periods starting after December 31, 2022, any outstanding 2023 Converted Debt will be accounted for as equity at any time until the 2023 Maturity Date (and, in the case of the Fiscal Quarter ended March 31, 2023, in accordance with calculations set out in paragraph 1) above); and

B.	from the 2023 Maturity Date, only such part of the 2023 Converted Debt as has actually been converted into equity securities by the 2023 Maturity Date shall be included in determining the level of Stockholders’ Equity for the purposes of assessing compliance with the financial covenant contained in Section 7.2.4.c provided that:

a)	any non-cash charge to Stockholders' Equity resulting (directly or indirectly) from a change after the Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders' Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders' Equity;

b)	any non-cash write-off to Stockholders' Equity with respect to the Fiscal Year ended December 31, 2020 shall be disregarded in the computation of Stockholders' Equity such that the amount of any reduction thereof resulting from such write-offs shall be added back to Stockholders' Equity;

c)	any non-cash write-off to Stockholders' Equity with respect to the Fiscal Year ended December 31, 2021 or December 31, 2022 (excluding any such write-offs to goodwill with respect to either such Fiscal Year) shall be disregarded in the computation of Stockholders' Equity such that the amount of any reduction thereof resulting from such write-off shall be added back to Stockholders' Equity; provided that the aggregate amount of such write-offs added back to Stockholders' Equity pursuant to this paragraph c) shall not exceed the greater of (i) 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recently ended Fiscal Quarter and (ii) $3,000,000,000;

d)	any non-cash write-off to such part of the Borrower's goodwill as existed on the Borrower's balance sheet as of December 31, 2020 (namely $809,480,000) in respect of the Fiscal Years ended December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024, shall be disregarded in the computation of Stockholders' Equity such that the amount of any reduction thereof resulting from such write-offs shall be added back to Stockholders' Equity; and

e)	“net loss attributable to Royal Caribbean Cruises Ltd.” (but excluding any net loss associated with an impairment or write-off added back pursuant to paragraph b), paragraph c) or paragraph d) above), determined in accordance with GAAP as shown in the Borrower's consolidated statement of comprehensive (loss) income, attributable to the Fiscal Years ending December 31, 2021 and December 31, 2022 shall be added back to Stockholders' Equity; provided that the aggregate amount added back to Stockholders' Equity pursuant to paragraph c) above and this paragraph e) shall not exceed $4,500,000,000, and provided further that unless the Borrower, the Facility Agent, the Hermes Agent (acting upon the instructions of Hermes) and the Finnvera Agent (acting upon the instructions of Finnvera) have agreed otherwise in writing:

(i)	if, by no later than the date (the “Add Back End Date”) falling 30 days after the end of the Fiscal Quarter ending June 30, 2025, each of Hermes and Finnvera has issued its written consent (the “Add Back Transition Consent” to the arrangements set out below, the aggregate amount of the add backs made pursuant to paragraphs b) to e) above shall automatically be reduced successively by 25 per cent of such aggregate amount in the last Fiscal Quarter of each of the four (4) Fiscal Years commencing January 1, 2025 so as to reduce to zero any such add backs by, and in the assessment of, the Fiscal Year ended December 31, 2028; and

(ii)	if Hermes or Finnvera has not issued the Add Back Transition Consent by the Add Back End Date, with effect from the Add Back End Date the add backs set out in paragraphs b) to e) above shall be removed and accordingly the add backs set out in paragraphs b) to e) above shall be reduced to zero for the purposes of, and in the assessment of, the Fiscal Quarter ending September 30, 2025, and any Fiscal Quarter and Fiscal Year occurring thereafter.

For the avoidance of doubt, no item added back to Stockholders' Equity pursuant to paragraphs b) to e) above shall be added back pursuant to any other clause, section or paragraph of this Agreement. For the purposes of paragraphs (i) and (ii) above, where each of Hermes and Finnvera issues the Add Back Transition Consent the Hermes Agent and the Finnvera Agent shall communicate the consent of Hermes and Finnvera respectively promptly to the other parties to this Agreement.”

5	paragraphs (c) and (l) of Section 7.1.1 (Financial Information, Reports, Notices, Poseidon Principles etc.) of Article VII (Covenants) shall each be deleted in their entirety and replaced as follows to read:

“c.	together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, setting out, as of the last day of the relevant Fiscal Quarter or Fiscal Year, computations as to compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent) it being understood and agreed that any such certificate supplied in respect of any Fiscal Quarter ending during the Financial Covenant Waiver Period shall still contain such calculations and computations but shall not be required to demonstrate compliance with the covenants set forth in Section 7.2.4;”;

“l.	during the period from the Amendment Effective Date (as defined in Amendment Number Three) until the Minimum Liquidity Cut-off Date (as defined in Section 7.2.4(C)), within five Business Days after the end of each month falling during such period, a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the immediately preceding month, compliance with the covenant set forth in Section 7.2.4(C); provided that if, during such period, the Borrower is not in compliance with the covenant set forth in Section 7.2.4(C) as of the last day of such month, the Borrower shall show compliance with such covenant as of the date such certificate is delivered;”

6	the last line of paragraph (p) and the final four lines of Section 7.1.1 (Financial Information, Reports, Notices, Poseidon Principles etc.) of Article VII (Covenants) shall be deleted and replaced and a new paragraph (q) shall be added as follows to read:

“letter of the Borrower issued pursuant to Amendment Number Three; and

q. following the later to occur of (i) the end of the Financial Covenant Waiver Period and (ii) the repayment of all sums described as 'Deferred Tranches' in each ECA Financing of the Borrower and its Subsidiaries for which “Deferred Tranches” exist, within five Business Days of any Group Member agreeing to any new, modified or substitute financial covenants of the type or similar to the financial covenants set out in Section 7.2.4 in respect of any of its Indebtedness for borrowed money, the Borrower shall provide written notice to the Facility Agent of such agreement (and setting out full details of the relevant new, modified or substitute financial covenants) and, if requested by the Facility Agent (acting upon the instructions of the Required Lenders), the Borrower and the Lenders shall discuss in good faith whether or not such new, modified or substitute financial covenants shall be incorporated into this Agreement and, if agreed, the parties shall promptly enter into an amendment agreement to reflect such agreement, provided that information required to be furnished to the Facility Agent under subsections (a), (b), (g) and (p) of this Section 7.1.1 shall be deemed furnished to the Facility Agent when available free of charge on the Borrower's website at http://www.rclinvestor.com or the SEC's website at http://www.sec.gov.”

7	Section 7.2.4 (Financial Condition) of Article VII (Covenants) shall be deleted in its entirety and replaced as follows to read:

“SECTION 7.2.4. Financial Condition. The Borrower will not permit:

a.	Net Debt to Capitalisation Ratio, as at the end of any Fiscal Quarter, to be greater than the applicable level set forth below opposite such Fiscal Quarter under the below heading “Net Debt to Capitalisation Ratio”:

Fiscal Quarter Ending	Net Debt to Capitalisation Ratio
March 31, 2022	0.775 to 1
June 30, 2022	0.775 to 1
September 30, 2022	0.775 to 1
December 31, 2022	0.750 to 1
March 31, 2023	0.725 to 1
June 30, 2023	0.700 to 1
September 30, 2023	0.675 to 1
December 31, 2023	0.650 to 1
March 31, 2024 and thereafter	0.625 to 1

b.	Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter; and

c.	if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody's and S&P, Stockholders' Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).

In connection with the determination of Stockholders’ Equity for the Fiscal Quarter ended March 31, 2023, the Borrower hereby undertakes that it will act in good faith and will provide to the Facility Agent no later than March 25, 2023 written confirmation of the actual amount of 2023 Converted Debt it has elected to settle (i) in equity, (ii) in cash and (iii) in cash generated from equity issued for the purpose of settling the 2023 Converted Debt obligation in cash, together with copies of all notices of conversion provided to the noteholders pursuant to section 14.02 of the 2023 Convertible Notes Indenture.”

8	Section 7.2.4(A) (Most favoured lender with respect to Financial Covenants) of Article VII (Covenants) shall be deleted in its entirety and replaced as follows to read:

“SECTION 7.2.4(A). Most favoured lender with respect to Financial Covenants. If, from the start of the Financial Covenant Waiver Period until the later to occur of (i) the end of the Financial Covenant Waiver Period and (ii) the repayment of all sums described as 'Deferred Tranches' in each ECA Financing of the Borrower and its Subsidiaries for which “Deferred Tranches” exist, any Group Member agrees, in respect of any of its Indebtedness for borrowed money, to any new, modified or substitute financial covenants of the type or similar to the financial covenants set out in Section 7.2.4 above then (a) the Borrower shall notify the Facility Agent in writing within five Business Days of such new, modified or substitute financial covenants being agreed with the relevant creditor(s) and (b) if required by the Lenders, the Borrower and the Lenders shall, as soon as practicable thereafter, enter into an amendment to this Agreement to incorporate the new, modified or substitute financial covenants.”

9	Section 7.2.4(C) (Minimum Liquidity) shall be deleted in its entirety and replaced as follows to read:

“SECTION 7.2.4(C). Minimum liquidity.

a.	The Borrower will not allow the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as determined in accordance with GAAP to be less than the Adjustable Amount as of (a) the last day of any calendar month from the Amendment Effective Date (as defined in Amendment Number Three) until the earlier to occur of (i) the date of repayment or prepayment of all sums described as 'Deferred Tranches' in each ECA Financing of the Borrower and its Subsidiaries for which “Deferred Tranches” exist and (ii) the Add Back End Date (the “Minimum Liquidity Cut-off Date”), or (b) if the Borrower is not in compliance with the requirements of this Section 7.2.4(C) as of the last day of any calendar month falling prior to the Minimum Liquidity Cut-off Date, the date that the certificate required by Section 7.1.1(l) with respect to such month is delivered to the Facility Agent demonstrating such compliance; and

b.	for the purposes of this Section 7.2.4(C) (Minimum Liquidity) on and from 1 October 2022, the calculation of unrestricted cash and Cash Equivalents shall also include the aggregate amount of any amounts available to be drawn by the Borrower and/or any of its Subsidiaries under committed but undrawn term loan or revolving credit facility agreements where such amounts are to be made available for general corporate purposes or which would, once utilised, otherwise increase the liquidity of the Borrower or the relevant Subsidiary.”

10	Section 9.1.4 (Non-Performance of Certain Covenants and Obligations) of Article IX (Prepayment Events) shall be deleted in its entirety and replaced as follows to read:

“SECTION 9.1.4. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of the covenants set forth in Sections 4.12, 7.1.1(q) or 7.2.4 (but excluding Sections 7.2.4(A) and 7.2.4(B) (which shall be regulated in accordance with Section 9.1.12(d) and also excluding Section 7.2.4(C), a breach of which is regulated in accordance with Section 8.1.3); provided that any default in respect of the due performance or observance of any of the covenants set forth in Section 7.2.4 (but excluding Section 7.2.4(A) to Section 7.2.4(C) inclusive) that occurs during the Financial Covenant Waiver Period (but without prejudice to the rights of the Lenders in respect of any further breach that may occur following the expiry of the Financial Covenant Waiver Period) shall not (as long as no Event of Default under Section 8.1.5 has occurred and is continuing, or no Prepayment Event under Section 9.1.12 or Section 9.1.13 has occurred, in each case during the Financial Covenant Waiver Period) constitute a Prepayment Event.”

Schedule 4
Form of Guarantor Confirmation Certificate

[Insert name of relevant Guarantor here]

GUARANTOR’S CERTIFICATE

_______________, 2021

This Certificate is delivered on behalf of [Insert name of relevant Guarantor here] (the Guarantor), a [company][corporation] incorporated in [●].

[I][We], [insert name of the authorized officers/directors], the undersigned, in [my][our] capacity as [[a] duly authorized officer[s]] [or][director] of the Guarantor and not in any individual capacity, do hereby confirm in relation to the Agreements (each as more particularly defined in Schedule 1 of this Certificate) as follows:

1.	Unless otherwise defined in this Certificate, words and expressions defined in the Agreements shall have the meanings when used in this Certificate.

2.	The Guarantor is a guarantor under each Agreement.

3.	[I][We] hereby acknowledge on behalf of the Guarantor that each Agreement shall be amended or, as the case may be, amended and restated pursuant to an amendment agreement (each a Vessel Loan Amendment) in order to record the agreement of the respective parties to an amendment of the existing financial covenants and their application (whether or not applicable to some or all of the fixed charge coverage ratio, the net debt to capitalization ratio, the minimum stockholders' equity level and/or minimum liquidity) for the purposes of amending some or all of (i) the method of calculation of cash for purposes of testing the fixed charge coverage ratio during the first 3 quarters following the expiry of the Financial Covenant Waiver Period (as such term is defined in each Agreement), (ii) the method of calculation of stockholders' equity, (iii) the improvement of the level of net debt to capitalization ratio and (iv) the timing of disapplication of the financial covenant applicable to minimum liquidity and to reduce the frequency of the provision of certain financial reporting under some or all of the Agreements, and further to make any other changes to such Agreements and to enter into or amend any other agreements to the extent deemed appropriate by the Borrower.

4.	This Certificate is one of the “certificates” required to be provided pursuant to clause 3.1(b) of each Vessel Loan Amendment and in the context of the requirements of clause 3.1(b) of each Vessel Loan Amendment, [I][we] hereby further acknowledge and confirm on behalf of the Guarantor the following:

a.	the amendments contemplated in the Vessel Loan Amendment for each Agreement and the contents thereof are acknowledged;

b.	the Guarantee given by the Guarantor in each Agreement and each other Loan Document or Finance Document, as the case may be (as defined in each such Agreement) to which the Guarantor is a party shall remain and continue in full force and effect notwithstanding the amendment of each such Agreement pursuant to the Vessel Loan Amendment applicable to it;

c.	the Guarantee given by the Guarantor in each Agreement shall extend to any new obligations assumed by the Borrower under such Agreement as amended by the Vessel Loan Amendment applicable to it; and

d.	continuing to guarantee the amended obligations of the Borrower under the Agreements as amended by the Vessel Loan Amendment applicable to it does not cause any borrowing, guaranteeing or similar limit binding on the Guarantor to be exceeded.

5.	[I][we] hereby confirm that:

a.	the copy of the certificate or articles of incorporation, formation or organization or other comparable organizational document of the Guarantor (collectively, the Organizational Documents); and

b.	the by-laws or operating, management or similar agreements of the Guarantor (collectively, the Operating Documents),

in each case, appended to the Secretary’s Certificate dated [[18][21] December 2020][21 April 2021] (the Original Secretary’s Certificate) remain true and correct on the date of this Certificate and have not been amended, modified or revoked and remain in full force and effect.

6.	[I][we] hereby represent and warrant on behalf of the Guarantor that [I][we] have the authority to sign this Certificate as evidenced by Schedule […] of the Original Secretary’s Certificate (the Authorization). The Authorization has not been modified or rescinded and remains in full force and effect.

7.	[The Guarantor does not have its management or control in Liberia nor does it undertake any business activity in Liberia.

8.	Less than a majority of the shareholders of the Guarantor hereto by vote or value are resident in Liberia.]

9.	This Certificate shall be governed by and construed in accordance with New York law.

[Signature Pages Follow]

SIGNATORIES
Amendment No. 4 in respect of Hull 1401

Borrower

Royal Caribbean Cruises Ltd.	)
Name: Antje M. Gibson	)	/s/ ANTJE M. GIBSON
Title: Vice President and Treasurer	)

Facility Agent

KfW IPEX-Bank GmbH	)
Name: Delphine Deroche/Grit Zierau	)	/s/ DELPHINE DEROCHE
Title: Director/Assistant Vice President	)	/s/ GRIT ZIERAU

Hermes Agent

KfW IPEX-Bank GmbH	)
Name: Delphine Deroche/Grit Zierau	)	/s/ DELPHINE DEROCHE
Title: Director/Assistant Vice President	)	/s/ GRIT ZIERAU

Finnvera Agent

BNP Paribas Fortis SA/NV	)
Name: Veronique De Schepper/Alain Vanden Haute	)	/s/ VERONIQUE DE SCHEPPER
Title: Head of Middle Office/Business management	)	/s/ ALAIN VANDEN HAUTE

Initial Mandated Lead Arranger

KfW IPEX-Bank GmbH	)
Name: Delphine Deroche/Grit Zierau	)	/s/ DELPHINE DEROCHE
Title: Director/Assistant Vice President	)	/s/ GRIT ZIERAU

Other Mandated Lead Arrangers

BNP Paribas Fortis SA/NV	)
Name: Veronique De Schepper/Alain Vanden Haute	)	/s/ VERONIQUE DE SCHEPPER
Title: Head of Middle Office/Business management	)	/s/ ALAIN VANDEN HAUTE

Amendment No. 4 in respect of Hull 1401

HSBC Bank plc	)
Name: Varsha Sharan	)	/s/ VARSHA SHARAN
Title: Director (Authorised Signatory))

HSBC Bank USA, National Association	)
Name: James Edmonds	)	/s/ JAMES EDMONDS
Title: Director	)

Commerzbank AG, New York Branch	)
Name: Christina Sofia Serrano/Bill Donohue	)	/s/ Christina Sofia Serrano
Title:	)	/s/ BILL DONOHUE

Banco Santander, S.A.	)
Name: Carmen Mollins/Elise Regnault	)	/s/ CARMEN MOLLINS
Title: Vice President	)	/s/ ELISE REGNAULT

Lead Arrangers

Banco Bilbao Vizcaya Argentaria, S.A.,	)
Niederlassung Deutschland	)
Name: Luz Barroso/Ana Alonso	)	/s/ LUZ BARROSO
Title: Authorised Signatory/Authorised Signatory	)	/s/ ANA ALONSO

Bayerische Landesbank, New York Branch	)
Name: Andrew Kjoller/Gina Sandella	)	/s/ ANDREW KJOLLER
Title: Executive Director/Vice President	)	/s/ GINA SANDELLA

DZ BANK AG, New York Branch	)
Name: Ralph Lerch/Georgios Gountenidis	)	/s/ RALPH LERCH
Title: Leiter Export Finanzierung/Vice President	)	/s/ GEORGIOS GOUNTENIDIS

Amendment No. 4 in respect of Hull 1401

JPMorgan Chase Bank, N.A.,	)
London Branch	)
Name: Francois Turpault	)	/s/ FRANCOIS TURPAULT
Title: Vice President	)

SMBC Bank International plc	)
Name: Kenji Yanagawa/Myokoyama	)	/s/ KENJI YANAGAWA
Title:	)	/s/ MYOKOYAMA

Lenders

Finnish Export Credit Ltd	)
Name: Anita Muona	)	/s/ ANITA MUONA
Title: Managing Director	)

KfW IPEX-Bank GmbH	)
Name: Delphine Deroche/Grit Zierau	)	/s/ DELPHINE DEROCHE
Title: Director/Assistant Vice President	)	/s/ GRIT ZIERAU

BNP Paribas Fortis SA/NV	)
Name: Veronique De Schepper/Alain Vanden Haute	)	/s/ VERONIQUE DE SCHEPPER
Title: Head of Middle Office/ Business management	)	/s/ ALAIN VANDEN HAUTE

HSBC Bank plc	)
Name: Varsha Sharan	)	/s/ VARSHA SHARAN
Title: Director (Authorised Signatory))

HSBC Bank USA, National Association	)
Name: James Edmonds	)	/s/ JAMES EDMONDS
Title: Director	)

Commerzbank AG, New York Branch	)
Name: Christina Sofia Serrano/Bill Donohue	)	/s/ CHRISTINA SOFIA SERRANO
Title:	)	/s/ BILL DONOHUE

Amendment No. 4 in respect of Hull 1401

Banco Santander, S.A.	)
Name: Carmen Mollins/Elise Regnault	)	/s/ CARMEN MOLLINS
Title: Vice President	)	/s/ ELISE REGNAULT

Banco Bilbao Vizcaya Argentaria, S.A.,	)
Niederlassung Deutschland	)
Name: Luz Barroso/Ana Alonso	)	/s/ LUZ BARROSO
Title: Authorised Signatory/Authorised Signatory	)	/s/ ANA ALONSO

Bayerische Landesbank, New York Branch	)
Name: Andrew Kjoller/Gina Sandella	)	/s/ ANDREW KJOLLER
Title: Executive Director/Vice President	)	/s/ GINA SANDELLA

DZ BANK AG, New York Branch	)
Name: Ralph Lerch/Georgios Gountenidis	)	/s/ RALPH LERCH
Title: Leiter Export Finanzierung/Vice President	)	/s/ GEORGIOS GOUNTENIDIS

JPMorgan Chase Bank, N.A.,	)
London Branch	)
Name: Francois Turpault	)	/s/ FRANCOIS TURPAULT
Title: Vice President	)

SMBC Bank International plc	)
Name: Kenji Yanagawa/Myokoyama	)	/s/ KENJI YANAGAWA
Title:	)	/s/ MYOKOYAMA

Amendment No. 4 in respect of Hull 1401